Diamante Minerals and Mineracao Batovi Form $12-Million Joint Venture

-- Exploration to Commence on Batovi Diamond Project
With Leading Geologist Charles Fipke –

New York, NY, November 24, 2014—Diamante Minerals, Inc. (OTCBB: DIMN), a natural resources company focused on the diamond sector, today announced that it has executed an agreement to form a joint venture valued at approximately $12 million with mining and exploration company Mineracao Batovi Ltda.
The joint venture agreement contemplates the establishment of a new corporation to develop, finance and operate a diamond exploration project located to the north of Paranatinga in Mato Grosso, Brazil.  As part of the agreement, the newly formed joint venture will receive approximately $1,000,000 in cash from Diamante, as well as mineral claims from Mineracao.  Diamante will receive 20% of the new Brazilian corporation. Diamante is also responsible for the next $2,000,000 of expenses of the joint venture corporation. If Diamante incurs these exploration expenses prior to November 20, 2017, Diamante will be entitled to a 49% interest in the joint venture.
"Diamante's joint venture with Mineracao fast tracks the discovery of a potentially significant economic resource in a region that has demonstrated high prospectivity for diamonds," said Chad Ulansky, chief executive officer of Diamante Minerals.  "We are excited to partner with a company that is led by legendary geologist Chuck Fipke and begin the first modern exploration of this highly compelling region."
Charles "Chuck" Fipke is a founder of Canada's first diamond mine, Ekati.  Between 1998 and 2011, the mine had produced 50 million carats, according to Mining Global. An affiliate of Fipke will be issued shares holding a 5 percent ownership stake in Diamante as a result of the joint venture agreement.
"Exploring the Rio Batovi basin has been of great interest to me for many years, and now we have the right partner to accelerate the process of finding diamond-bearing kimberlites," said Fipke, who is a majority owner of Mineracao.  "I am confident that we will make excellent progress during the next several months, as we launch an airborne survey of the claims area."
The area of the claims for the project is 109,687.6 hectares or 271,044 acres.
Forward-Looking Statements
This release and the materials referred to herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of DIMN. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties inherent herein and in publically available information on DIMN. These risks and uncertainties could cause actual results to differ materially from those indicated in the forward-looking statements.

 About Diamante Minerals
Diamante Minerals is a mining and exploration company focused on developing the Batovi Diamond Project, located to the north of Paranatinga in Mato Grosso, Brazil. Formerly known as Oconn Industries Corp., the company's name was changed to Diamante Minerals, Inc. in April 2014.
For more information, contact:
Evan Pondel
PondelWilkinson Inc.
310-279-5980
Investor@pondel.com